Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: May 4, 2016

El Paso Electric Announces First Quarter 2016 Financial Results

Overview

•
For the first quarter of 2016, El Paso Electric Company ("EE" or the "Company") reported a net loss of $5.8 million, or $0.14 basic and diluted earnings per share. Net income for the first quarter of 2015 was $3.5 million, or $0.09 basic and diluted earnings per share.

“As anticipated, regulatory lag had a negative impact on first quarter earnings.” said Mary Kipp, Chief Executive Officer of the Company. “These results clearly illustrate the importance of obtaining final orders in our on-going rate cases so that we can recover the significant investments we have made to meet our customers' energy needs. That said, we see these results as growing pains. We are fortunate to live and work in a region that continues to grow and develop. We look forward to continuing to provide safe, clean, affordable and reliable power to our customers."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Summary Results
The table and explanations below present the major factors affecting first quarter 2016 net loss relative to first quarter 2015 net income (in thousands except per share data):

	Quarter Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS
March 31, 2015		$3,458	$0.09
Changes in:
Allowance for funds used during construction	$(2,902)	(2,564)	(0.06)
O&M at fossil-fuel generating plants	(3,172)	(2,062)	(0.05)
Investment and interest income	(2,325)	(1,865)	(0.05)
Depreciation and amortization	(1,728)	(1,123)	(0.03)
Deregulated Palo Verde Unit 3	(961)	(624)	(0.02)
Retail non-fuel base revenues	959	624	0.02
Other	(3,282)	(1,652)	(0.04)
March 31, 2016		$(5,808)	$(0.14)

Regulatory Lag
The completion of Montana Power Station ("MPS") Units 1 & 2 (including common plant, transmission lines and substation) and the Eastside Operations Center ("EOC") continues to have a negative impact on the Company's financial results due to regulatory lag associated with the placement in service of these assets without a corresponding increase in revenues. The placement in service of Unit 3 in May 2016 and the anticipated completion of Unit 4 in September 2016 will continue the negative impact of regulatory lag until new and higher rates become effective. The primary impact from these assets being placed in service include a reduction in amounts capitalized for allowance for funds used during construction ("AFUDC"), and increases in depreciation, operations and maintenance ("O&M") expense, property taxes and interest cost.
First Quarter 2016
Income (loss) for the quarter ended March 31, 2016, when compared to the quarter ended March 31, 2015, was negatively affected by:

•
Decreased AFUDC due to lower balances of construction work in progress (“CWIP”), primarily due to MPS Units 1 & 2 and the EOC being placed in service in March 2015 and a reduction in the AFUDC rate effective January 2016, partially offset by AFUDC earned on construction costs related to MPS Units 3 and 4.

•
Increased O&M expenses related to our fossil-fuel generating plants due to (i) maintenance outages on Four Corners Unit 5 and Rio Grande Unit 7 compared to a reduced level of maintenance outage costs during 2015 and (ii) O&M expenses at MPS in first quarter 2016 compared to first quarter 2015.

•	Decreased investment and interest income due to lower realized gains on securities sold from the Company’s Palo Verde decommissioning trust in first quarter 2016 compared to first quarter 2015.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•
Increased depreciation and amortization related to an increase in depreciable plant, primarily due to MPS Units 1 & 2 and the EOC being placed in service in March 2015, partially offset by a change in the estimated useful life of certain intangible software assets.

•	Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 16.9% decrease in proxy market prices reflecting a decline in the price of natural gas.

•
Other includes items each of which have no greater effect than $0.01 on basic earnings per share. Such items include increases in (i) administrative and general expenses, (ii) taxes other than income taxes, and (iii) Palo Verde O&M expenses.

Income (loss) for the quarter ended March 31, 2016, when compared to the quarter ended March 31, 2015, was positively affected by:

•	Increased retail non-fuel base revenues, primarily due to increased revenues from residential customers reflecting a 1.3% increase in kWh sales and a 1.5% increase in the average number of customers.
Retail Non-fuel Base Revenues
Retail non-fuel base revenues increased $1.0 million, pre-tax, or 0.9%, in the first quarter of 2016, compared to the first quarter of 2015. This increase includes an $0.8 million increase in revenues from residential customers and a $0.2 million increase in revenues from small commercial and industrial customers reflecting increases of 1.5% and 1.2%, respectively, in the average number of customers served. KWh sales to residential customers and small commercial and industrial customers increased by 1.3% and 2.1%, respectively. Retail non-fuel base revenues from large commercial and industrial customers and sales to public authorities combined were comparable to the first quarter of 2015. Non-fuel base revenues and kWh sales are provided by customer class on page 10 of this release.

2015 Rate Cases
On May 11, 2015, the Company filed with the New Mexico Public Regulation Commission ("NMPRC") in Case No. 15-00127-UT, for an annual increase in non-fuel base rates of approximately $8.6 million or 7.1%. The filing also requests an annual reduction of $15.4 million, or 21.5%, for fuel and purchased power costs recovered in base rates. Subsequently, the Company reduced its requested increase in non-fuel base rates to approximately $6.4 million. On February 16, 2016, the Hearing Examiner issued a Recommended Decision to the NMPRC proposing an annual increase in non-fuel base rates of approximately $640 thousand. The Company filed exceptions to the Recommended Decision to be considered by the NMPRC. The NMPRC has until June 10, 2016 to issue a final order authorizing new rates to go into effect. Approximately 24% of the Company's customers are in New Mexico. The Company cannot predict the outcome of the rate case at this time.
On August 10, 2015, the Company filed with the City of El Paso, other municipalities incorporated in its Texas service territory and the Public Utility Commission of Texas ("PUCT") in Docket No. 44941, a request for an annual increase in non-fuel base revenues of approximately $71.5 million. On January 15, 2016, the Company filed its rebuttal testimony modifying the requested increase to $63.3 million. The Company has invoked its statutory right to have its new rates relate back for consumption on and after January 12, 2016, which is the 155th day after the filing. The difference in rates that would have been billed will be surcharged or refunded to customers beginning after the PUCT's final order in Docket No. 44941. The PUCT has the authority to require the Company to surcharge or refund such difference over a period not to exceed 18 months. On January 21, 2016, the Company, the City of El Paso, the PUCT Staff, the Office of Public Utility Counsel and Texas Industrial Energy Consumers filed a joint motion to abate the procedural schedule to facilitate settlement talks. This motion was granted.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

On March 29, 2016, the majority of parties to PUCT Docket No. 44941 filed a non-unanimous Stipulation and Agreement ("Settlement Agreement"), together with a motion to implement it. The Settlement Agreement would resolve all issues in this rate case except for one revenue requirement issue involving the Company’s interest in Units 4 and 5 of the Four Corners power plant ("Four Corners"). The Settlement Agreement includes, among other things: (i) an annual non-fuel base rate increase of $37 million; (ii) the potential for an additional base rate increase of $8 million related to Four Corners costs after a hearing and decision; (iii) a change in estimated asset lives which would lower annual depreciation expense by approximately $8.5 million; (iv) a return on equity of 9.7% for AFUDC purposes; and (v) a determination that substantially all new plant in service was reasonable and necessary and therefore would be recoverable in rate base. Approximately 76% of the Company's customers are in Texas.

The Administrative Law Judges ("ALJs") hearing the case approved interim rates for the $37 million annual increase outlined in the Settlement Agreement on March 30, 2016. The interim rates are effective as of April 1, 2016 and are subject to refund or surcharge pending resolution by the PUCT. Four parties have indicated that they oppose the Settlement Agreement, and they are entitled to a hearing on the Settlement Agreement. On April 22, 2016, the ALJs issued an Order Setting a Procedural Schedule, which among other things, calls for a hearing on June 21-22, 2016 on the merits of the proposed settlement of the rate case, not including the Four Corners issue. The Company cannot predict the timing and outcome of the rate case at this time.

Given the uncertainty regarding the ultimate resolution of this rate case, the Company did not record any impacts of the Settlement Agreement in the first quarter of 2016. As discussed above, upon resolution of this rate case, the Company expects to record revenues under the new rate structure for consumption on or after January 12, 2016.

Commercial Operation of Montana Power Station Unit 3 and Construction of Unit 4

On May 3, 2016, the Company placed into commercial operation the third generating unit at the MPS and the related common facilities and transmission systems at a cost of approximately $82.4 million. The state-of-the-art 88-MW simple cycle aero-derivative combustion turbine is powered by natural gas and has quick start capabilities which allows the unit to go from off-line to full output in less than 10 minutes, thus increasing overall power grid stability, and work in concert with the Company's renewable energy sources. This unit will generate enough energy to power more than 40,000 homes in the Company's growing service territory. MPS Unit 4, identical to the other three MPS units, is expected to reach commercial operation September 2016.
Capital and Liquidity
In March 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044 to repay outstanding short-term borrowings on our Revolving Credit Facility ("RCF") used for working capital and general corporate purposes, which may include funding capital expenditures. We continue to maintain a strong capital structure in which common stock equity represented 42.3% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the RCF). At March 31, 2016, we had a balance of $41.3 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through the issuance of long-term debt, our current cash balances, cash from operations and available borrowings under our RCF to meet all of our anticipated cash requirements for the next 12 months.
Cash flows from operations for the three months ended March 31, 2016 were $13.9 million, compared to $26.5 million for the three months ended March 31, 2015. The primary factors affecting the decrease in cash flows from operations were reductions in (i) earnings arising from regulatory lag, (ii) deferred income taxes, and (iii) the over-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2016, the Company had a fuel over-recovery of $4.1 million compared to an over-recovery of fuel costs of $15.7 million during the three months ended March 31, 2015. At March 31, 2016, we had a net fuel over-recovery balance of $8.1 million, including an over-recovery of $5.2 million in Texas, $2.8 million in the New Mexico and $0.1 million in the Federal Energy Regulatory Commission ("FERC") jurisdiction.
During the three months ended March 31, 2016, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric utility plant were $52.7 million for the three months ended March 31, 2016 and $73.9 million for the three months ended March 31, 2015. Capital expenditures for 2016 are expected to be $231.1 million. Capital requirements for purchases of nuclear fuel were $11.2 million for the three months ended March 31, 2016, and $10.2 million for the three months ended March 31, 2015.
On March 31, 2016, we paid a quarterly cash dividend of $0.295 per share, or $11.9 million, to shareholders of record as of the close of business on March 15, 2016. We expect to continue paying quarterly cash dividends. We expect to review the dividend policy in the second quarter of 2016.
No shares of common stock were repurchased during the three months ended March 31, 2016. As of March 31, 2016, a total of 393,816 shares remain available for repurchase under the Company's currently authorized stock repurchase program. The Company may in the future make purchases of its common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The maximum aggregate unsecured borrowing currently available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $132.1 million at March 31, 2016, of which $37.1 million had been borrowed under the RCF, and $95.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $127.3 million as of March 31, 2015, of which $17.3 million had been borrowed under the RCF and $110.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At March 31, 2016, $50.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At March 31, 2015, $41.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at March 31, 2016 were $87.1 million with an additional $212.4 million available to borrow.
We received approval from the NMPRC on October 7, 2015, and from the FERC on October 19, 2015, to issue up to $310 million in new long-term debt and to guarantee the issuance of up to $65 million of new debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We also requested approval from the FERC to continue to utilize our existing RCF without change from the FERC’s previously approved authorization. The FERC authorization is effective from November 15, 2015 through November 15, 2017. The approvals granted in these cases supersede prior approvals. Under this authorization, on March 24, 2016, the Company issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044. The proceeds from the issuance of these senior notes, after deducting the underwriters' commission, were $158.1 million. These proceeds include accrued interest of $2.4 million and a $7.1 million premium before expenses. The estimated effective interest rate is expected to be 4.78%. The net proceeds from

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF. These senior notes constitute an additional issuance of the Company’s 5.00% Senior Notes due 2044, of which $150 million was previously issued on December 1, 2014, for a total principal amount outstanding of $300 million.
2016 Earnings Guidance
On May 11, 2015 and August 10, 2015, the Company filed rate cases in New Mexico and Texas, respectively, as discussed above. The outcome of these cases are expected to have a significant impact on the Company's results of operations in 2016. Since we cannot predict the outcome of these rate cases, the Company has decided not to provide earnings guidance at this time. However, we will continue to provide management's outlook on key earnings drivers on the Company's May 4, 2016 conference call.
Conference Call
A conference call to discuss the first quarter 2016 financial results is scheduled for 10:30 A.M. Eastern Time, on May 4, 2016. The dial-in number is 888-471-3843 with a conference ID number of 1483838. The international dial-in number is 719-325-2495. The conference leader will be Lisa Budtke, Director Treasury Services and Investor Relations. A replay will run through May 18, 2016 with a dial-in number of 888-203-1112 and a conference ID number of 1483838. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget and on time; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiii) possible physical or cyber attacks, intrusions or other catastrophic events; and (xiv) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended March 31, 2016 and 2015
(In thousands except for per share data)
(Unaudited)

	2016	2015	Variance

Operating revenues, net of energy expenses:
Base revenues	$105,745	$104,857	$888	(a)
Deregulated Palo Verde Unit 3 revenues	2,166	3,127	(961)
Other	5,933	6,858	(925)
Operating Revenues Net of Energy Expenses	113,844	114,842	(998)

Other operating expenses:
Other operations and maintenance	53,559	49,311	4,248
Palo Verde operations and maintenance	22,343	21,848	495
Taxes other than income taxes	14,812	14,158	654
Other income	3,119	4,943	(1,824)
Earnings Before Interest, Taxes, Depreciation and Amortization	26,249	34,468	(8,219)	(b)

Depreciation and amortization	23,293	21,565	1,728
Interest on long-term debt	16,599	16,483	116
AFUDC and capitalized interest	5,236	8,185	(2,949)
Other interest expense	562	163	399
Income (Loss) Before Income Taxes	(8,969)	4,442	(13,411)

Income tax expense (benefit)	(3,161)	984	(4,145)

Net Income (Loss)	$(5,808)	$3,458	$(9,266)

Basic Earnings (Loss) per Share	$(0.14)	$0.09	$(0.23)

Diluted Earnings (Loss) per Share	$(0.14)	$0.09	$(0.23)

Dividends declared per share of common stock	$0.295	$0.280	$0.015

Weighted average number of shares outstanding	40,325	40,243	82

Weighted average number of shares and dilutive
potential shares outstanding	40,325	40,267	58

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.2 million and $16.1 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Quarter Ended March 31, 2016 and 2015
(In thousands and Unaudited)

	2016	2015
Cash flows from operating activities:
Net income (loss)	$(5,808)	$3,458
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization of electric plant in service	23,293	21,565
Amortization of nuclear fuel	11,800	11,392
Deferred income taxes, net	(3,632)	6,255
Net gains on sale of decommissioning trust funds	(1,388)	(3,745)
Other	1,493	356
Change in:
Accounts receivable	8,296	5,828
Net over-collection of fuel revenues	4,104	15,687
Accounts payable	(21,827)	(24,230)
Other	(2,396)	(10,114)
Net cash provided by operating activities	13,935	26,452

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(52,675)	(73,865)
Cash additions to nuclear fuel	(11,220)	(10,183)
Decommissioning trust funds	(2,466)	(2,319)
Other	(3,054)	(4,140)
Net cash used for investing activities	(69,415)	(90,507)

Cash flows from financing activities:
Dividends paid	(11,928)	(11,303)
Borrowings under the revolving credit facility, net	(54,688)	43,813
Proceeds from issuance of senior notes	157,052	—
Other	(1,793)	(985)
Net cash provided by financing activities	88,643	31,525

Net increase (decrease) in cash and cash equivalents	33,163	(32,530)

Cash and cash equivalents at beginning of period	8,149	40,504

Cash and cash equivalents at end of period	$41,312	$7,974

El Paso Electric Company
Quarter Ended March 31, 2016 and 2015
Sales and Revenues Statistics

				Increase (Decrease)
		2016	2015	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	569,085	561,653	7,432	1.3%
	Commercial and industrial, small	500,226	490,066	10,160	2.1%
	Commercial and industrial, large	244,926	253,120	(8,194)	(3.2)%
	Public authorities	346,235	343,093	3,142	0.9%
	Total retail sales	1,660,472	1,647,932	12,540	0.8%
	Wholesale:
	Sales for resale	11,841	11,945	(104)	(0.9)%
	Off-system sales	578,673	683,529	(104,856)	(15.3)%
	Total wholesale sales	590,514	695,474	(104,960)	(15.1)%
	Total kWh sales	2,250,986	2,343,406	(92,420)	(3.9)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$47,743	$46,940	$803	1.7%
	Commercial and industrial, small	32,140	31,970	170	0.5%
	Commercial and industrial, large	8,093	8,249	(156)	(1.9)%
	Public authorities	17,400	17,258	142	0.8%
	Total retail non-fuel base revenues	105,376	104,417	959	0.9%
	Wholesale:
	Sales for resale	369	440	(71)	(16.1)%
	Total non-fuel base revenues	105,745	104,857	888	0.8%

	Fuel revenues:
	Recovered from customers during the period	22,534	34,422	(11,888)	(34.5)%
	Over collection of fuel (a)	(4,103)	(15,687)	11,584	73.8%
	New Mexico fuel in base rates	16,226	16,113	113	0.7%
	Total fuel revenues (b)	34,657	34,848	(191)	(0.5)%

	Off-system sales:
	Fuel cost	8,492	12,865	(4,373)	(34.0)%
	Shared margins	2,555	3,936	(1,381)	(35.1)%
	Retained margins	360	356	4	1.1%
	Total off-system sales	11,407	17,157	(5,750)	(33.5)%
	Other (c)	6,000	6,884	(884)	(12.8)%
	Total operating revenues	$157,809	$163,746	$(5,937)	(3.6)%

(a)	Includes Department of Energy refunds related to spent fuel storage of $1.6 million and $5.8 million, respectively.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.2 million and $3.1 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended March 31, 2016 and 2015
Other Statistical Data

			Increase (Decrease)
	2016	2015	Amount	Percentage

Average number of retail customers: (a)
Residential	360,048	354,758	5,290	1.5%
Commercial and industrial, small	40,537	40,040	497	1.2%
Commercial and industrial, large	49	49	—	—
Public authorities	5,372	5,216	156	3.0%
Total	406,006	400,063	5,943	1.5%

Number of retail customers (end of period): (a)
Residential	360,676	355,563	5,113	1.4%
Commercial and industrial, small	40,767	40,052	715	1.8%
Commercial and industrial, large	49	49	—	—
Public authorities	5,331	5,209	122	2.3%
Total	406,823	400,873	5,950	1.5%

Weather statistics: (b)			10-Year Average
Heating degree days	1,054	1,153	1,183
Cooling degree days	23	34	30

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2016	2015	Amount	Percentage

Palo Verde	1,380,497	1,362,194	18,303	1.3%
Four Corners	81,006	137,218	(56,212)	(41.0)%
Gas plants	637,430	668,575	(31,145)	(4.7)%
Total generation	2,098,933	2,167,987	(69,054)	(3.2)%
Purchased power:
Photovoltaic	67,764	59,059	8,705	14.7%
Other	205,157	241,713	(36,556)	(15.1)%
Total purchased power	272,921	300,772	(27,851)	(9.3)%
Total available energy	2,371,854	2,468,759	(96,905)	(3.9)%
Line losses and Company use	120,868	125,353	(4,485)	(3.6)%
Total kWh sold	2,250,986	2,343,406	(92,420)	(3.9)%

	Palo Verde capacity factor	101.7%	101.4%	0.3%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At March 31, 2016 and 2015
(In thousands, except number of shares, book value per common share, and ratios)

Balance Sheet	2016	2015

Cash and cash equivalents	$41,312	$7,974

Common stock equity	$999,741	$975,265
Long-term debt (a)	1,278,449	1,122,064
Total capitalization	$2,278,190	$2,097,329

Current maturities of long-term debt	$—	$15,000

Short-term borrowings under the revolving credit facility	$87,050	$58,345

Number of shares - end of period	40,484,815	40,392,608

Book value per common share	$24.69	$24.14

Common equity ratio (b)	42.3%	44.9%
Debt ratio	57.7%	55.1%

(a)
In accordance with ASU 2015-03 (Subtopic 835-30), Interest- Imputation of Interest, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The Company implemented ASU 2015-03 in the first quarter of 2016, and retrospectively to all periods presented.

(b)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.